Exhibit 99.1


[CAPITAL TRUST LOGO]

Contact:      Rubenstein Associates
              Robert Solomon: (212) 843-8050


Capital Trust, Inc. Announces Offering of $317 million of Collateralized Debt
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Obligations
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         NEW YORK, NY - July 12, 2005 - Capital Trust, Inc. (NYSE: CT) ("Capital
Trust") announced today a proposed offering of approximately $317 million aggregate principal amount of non-recourse collateralized debt obligations through two of its subsidiaries, CT CDO III Ltd. (the "Issuer") and CT CDO III Corp. (the "Co-Issuer" and together with the Issuer, the "Co-Issuers"). The notes evidencing the collateralized debt obligations (the "Notes") will be issued by the Co-Issuers under a common indenture and will be secured by a $341 million portfolio of subordinated commercial mortgage-backed securities ("CMBS") sold to the Issuer by Capital Trust upon the closing of the offering. The collateral CMBS is comprised of CMBS that Capital Trust already owns and CMBS that Capital Trust has contracted to purchase in connection with the offering. All of the collateral securing the Notes and all of the Notes will bear interest at fixed rates.

         Capital Trust or one or more affiliates thereof expects to acquire all of the Notes rated BBB- and below as well as the preferred shares to be issued by the Issuer with an aggregate issue price of approximately $71 million. Capital Trust expects to account for the transaction as a financing and record on its balance sheet the underlying collateral as assets and the Notes sold as liabilities. Capital Trust's wholly owned subsidiary, CT Investment Management Co. LLC, will serve as the collateral manager of the collateral securing the Notes. The offering of the Notes will be made to certain initial purchasers pursuant to a private placement. The initial purchasers will sell or offer the Notes within the United States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the "Securities Act") and accredited investors pursuant to paragraphs (1), (2), (3) or (7) of Rule 501 under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The Notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and accredited investors in reliance on paragraphs (1), (2),
(3) or (7) of Rule 501 under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Unless so registered, the Notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not


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subject to, the  registration  requirements of the Securities Act and applicable state securities laws.

         The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, new origination volume, continued performance, asset/liability mix, effectiveness of Capital Trust's hedging strategy and rate of repayment of Capital Trust's portfolio assets, as well as other risks indicated from time to time in Capital Trust's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. Capital Trust assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.